Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-11

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI SIGNS LETTER OF INTENT TO ACQUIRE ASSETS OF BAILEY OPERATING, INC.

Acquisition Will Expand Transportation and Waste Disposal Services into Barnett Shale

Acquisition Will Geographically Expand Rental Operations

Acquisition Should Improve Asset Utilization

CARENCRO, LA – MARCH 28, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that it has executed a non-binding letter of intent to acquire certain assets of Bailey Operating, Inc. (“BOI”) for $1.8 million in cash. The assets to be acquired will include a salt water disposal well, related permits and well-site equipment located on approximately five acres of land in Bowie, Texas. OMNI currently operates two salt water disposal wells in Louisiana through its recent acquisition of Charles Holston, Inc.

For the fiscal year ended December 31, 2006, Bailey Operating, Inc. reported earnings before income, taxes, depreciation and amortization (“EBITDA”) of approximately $0.7 million on revenues of $1.2 million. Completion of the acquisition is subject to negotiation and execution of a mutually acceptable asset purchase agreement, completion of due diligence satisfactory to OMNI, and the approval of the Board of Directors of both companies. The purchase price will be paid from available working capital and closing is expected during the second quarter of 2007.

Commenting on the proposed acquisition of the BOI assets, James C. Eckert, OMNI’s Chief Executive Officer, said, “The proposed acquisition of the assets of BOI is an exciting extension of our business model for expansion of our core business units. BOI’s facility currently is excellent for disposing non-hazardous oilfield waste by-products and has significant expansion possibilities. When this acquisition is completed, it will establish an operating platform for our oilfield transportation and waste disposal services in the Barnett Shale, currently one of the most prolific onshore exploration regions of the United States. Completion of this acquisition will also result in the expansion of our equipment rental and environmental services business units in this same region. We expect this acquisition will be immediately accretive to our 2007 earnings and will establish a solid platform for further growth and expansion in the Barnett Shale region through planned capital expenditures and other strategic initiatives currently under consideration.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through four business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing and Transportation Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to negotiate and execute a definitive purchase agreement and ultimately complete the proposed acquisition referenced herein, the ability to integrate successfully the proposed acquisition referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.